Exhibit 99.5

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and are not soliciting an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

[FORM OF PROSPECTUS SUPPLEMENT TO BE USED IN

CONJUNCTION WITH FUTURE DEBT SECURITIES OFFERINGS](1)

SUBJECT TO COMPLETION, DATED , 20

PRELIMINARY PROSPECTUS SUPPLEMENT

(to Prospectus dated , 20 )

$[ ]

Full Circle Capital Corporation

% [Insert ranking/conversion information] Notes due [ ]

We are an externally managed non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, or the “1940 Act.” Our investment objective is to generate both current income and capital appreciation through debt and equity investments.

We are offering $             in aggregate principal amount of           % [Insert ranking/conversion information] notes due , which we refer to as the Notes. [Insert relevant information regarding interest payments, redemption, etc.] We currently have no outstanding debt that is subordinated to the Notes, and therefore the Notes will be effectively subordinated to all of our indebtedness and structurally subordinated to all of the indebtedness of our subsidiaries as of the date of this prospectus supplement or any indebtedness that they may incur in the future. The Notes are obligations exclusively of Full Circle Capital Corporation and not any of our subsidiaries. The indenture governing the Notes offers limited protection to holders of Notes. The terms of the indenture and the Notes do not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have an adverse impact on your investment in the Notes. Additionally, under normal circumstances, no principal will be repaid on the Notes prior to their maturity date.

The Notes will be our direct unsecured obligations and rank pari passu, or equally in right of payment, with all outstanding and future unsecured unsubordinated indebtedness issued by Full Circle Capital Corporation.

We intend to list the Notes on the [NASDAQ Global Select Market], and expect trading in the Notes on [NASDAQ] to begin within 30 days of the original issue date under the symbol “[ ].” The Notes are expected to trade “flat,” which means that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the Notes that is not reflected in the trading price. Currently, there is no public market for the Notes.

We do not intend to have the Notes rated. If a rating agency assigns the Notes a non-investment grade rating or, if not rated, the Notes are perceived in the marketplace as having substantially the same characteristics as non-investment grade notes, which are often referred to as “high yield” or “junk,” the Notes may be subject to greater price volatility than similar securities without such a rating.

As of                       ,          % of our debt portfolio at fair value, excluding United States Treasury Bills, consisted of debt securities and asset-based revolving lines of credit for which issuers were not required to make principal payments until the maturity of such debt securities, which could result in a substantial loss to us if such issuers are unable to refinance or repay their debt at maturity.

An investment in our Notes is subject to risks and involves a heightened risk of total loss of investment. In addition, the companies in which we invest are subject to special risks. For example, we invest in securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Below investment grade securities, which are often referred to as “high yield” and “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. See “Summary Risk Factors” and “Risk Factors” beginning on pages [ ] and [ ], respectively, of the accompanying prospectus to read about factors you should consider, including the risk of leverage, before investing in our Notes.

Please read this prospectus supplement and the accompanying prospectus before investing in our Notes and keep each for future reference. This prospectus supplement and the accompanying prospectus contain important information about us that a prospective investor ought to know before investing in our Notes. We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. This information is available free of charge by contacting us by mail at 800 Westchester Ave., Suite S-620, Rye Brook, NY 10573, by telephone at (914) 220-6300 or on our website at http://www.fccapital.com. Information contained on our website is not incorporated by referenced into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website to be part of this prospectus supplement or the accompanying prospectus. The Securities and Exchange Commission also maintains a website at http://www.sec.gov that contains information about us.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Per Note	Total
Public Offering Price %	$
Sales Load (Underwriting Discounts and Commissions)%	$
Proceeds to the Company (before expenses)%	$

[The underwriters may also purchase up to an additional $             total aggregate principal amount of Notes offered hereby, to cover overallotments, if any, within           days of the date of this prospectus supplement. If the underwriters exercise this option in full, the total public offering price will be $              , the total underwriting discount (sales load) paid by us will be $             , and total proceeds, before expenses, will be $             .]

THE NOTES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

Delivery of the Notes in book-entry form only through The Depository Trust Company will be made on or about             , 20 .

Prospectus Supplement dated , 20 .

(1)	In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

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TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

Page
Summary
Fees and Expenses
Selected Financial and Other Data
Selected Quarterly Data
Risk Factors
Forward-Looking Statements and Projections
Use of Proceeds
Price Range of Common Stock and Distributions
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Senior Securities
Business
Portfolio Companies
Determination of Net Asset Value
Management
Portfolio Management
Investment Advisory Agreement
Administration Agreement
License Agreement
Material U.S. Federal Income Tax Considerations
Sales of Common Stock Below Net Asset Value
Regulation as a Business Development Company
Dividend Reinvestment Plan
Control Persons and Principal Stockholders
Certain Relationships and Transactions
Description of Our Securities
Description of Our Capital Stock
Description of Our Preferred Stock
Description of Our Subscription Rights
Description of Our Debt Securities
Description of Our Warrants
Plan of Distribution
Legal Matters
Safekeeping, Transfer and Distribution Paying Agent and Registrar
Independent Registered Public Accounting Firm
Brokerage Allocation and Other Practices
Where You Can Find Additional Information
Index to Financial Statements

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the terms of this offering of notes and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from or is additional to the information contained in the accompanying prospectus, you should rely only on the information contained in this prospectus supplement. Please carefully read this prospectus supplement and the accompanying prospectus together with the additional information described under the headings “Available Information” and “Risk Factors” included in this prospectus supplement and the accompanying prospectus, respectively, before investing in the Notes.

Neither we nor the underwriters have authorized any dealer, salesman or other person to give any information or to make any representation other than those contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of any offer to buy any security other than the registered securities to which they relate, nor do they constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction or to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. The information contained in this prospectus supplement and the accompanying prospectus is accurate as of the dates on their respective covers. Our financial condition, results of operations and prospects may have changed since those dates. To the extent required by law, we will amend or supplement the information contained in this prospectus supplement and the accompanying prospectus to reflect any material changes subsequent to the date of this prospectus supplement and the accompanying prospectus and prior to the completion of any offering pursuant to this prospectus supplement and the accompanying prospectus.

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SUMMARY

The following summary contains basic information about the offering of our Notes pursuant to this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all the information that is important to you. For a more complete understanding of the offering of our Notes pursuant to this prospectus supplement, we encourage you to read this entire prospectus supplement and the accompanying prospectus, and the documents to which we have referred in this prospectus supplement and the accompanying prospectus. Together, these documents describe the specific terms of the Notes we are offering. You should carefully read the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements included in the accompanying prospectus.

Except where the context requires otherwise, the terms “Full Circle Capital,” the “Company,” or “we” refer to Full Circle Capital Corporation; “Full Circle Advisors” or our “investment adviser” refers to Full Circle Advisors, LLC; and “Full Circle Service Company” or our “administrator” refers to Full Circle Service Company, LLC. Except as otherwise noted, all information in this prospectus supplement and the accompanying prospectus assumes no exercise of the underwriters’ option to purchase additional Notes.

Overview

Full Circle Capital, a Maryland corporation formed in April 2010, is an externally managed non-diversified closed-end management investment company that has elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940 (the “1940 Act”). Our investment objective is to generate both current income and capital appreciation through debt and equity investments. We are managed by Full Circle Advisors and Full Circle Service Company provides the administrative services necessary for us to operate.

We invest primarily in senior secured loans and, to a lesser extent, mezzanine loans and equity securities issued by smaller and lower middle-market companies that operate in a diverse range of industries. In our lending activities, we focus primarily on portfolio companies with both (i) tangible and intangible assets available as collateral and security against our loan to help mitigate our risk of loss, and (ii) cash flow to cover debt service. We believe this provides us with a more attractive risk adjusted return profile, with greater principal protection and likelihood of repayment.

Our investments generally range in size from $3 million to $10 million; however, we may make larger or smaller investments from time to time on an opportunistic basis. We focus primarily on senior secured loans and “stretch” senior secured loans, also referred to as “unitranche” loans, which combine characteristics of traditional first-lien senior secured loans and second-lien or subordinated loans. We believe that having a first lien, senior secured position provides us with greater control and security in the primary collateral of a borrower and helps mitigate risk against loss of principal should a borrower default. Our stretch senior secured loans typically possess a greater advance rate against the borrower’s assets and cash flow, and accordingly carry a higher interest rate and/or greater equity participation, than traditional senior secured loans. This stretch senior secured loan instrument can provide borrowers with a more efficient and desirable solution than a senior bank line combined with a separate second lien or mezzanine loan obtained from another source. We also may invest in mezzanine, subordinated or unsecured loans. In addition, we may acquire equity or equity related interests from a borrower along with our debt investment. We attempt to protect against risk of loss on our debt investments by securing most of our loans against a significant level of tangible or intangible assets of our borrowers, which may include accounts receivable and contracts for services, and obtaining a favorable loan-to-value ratio, and in many cases, securing other financial protections or credit enhancements, such as personal guarantees from the principals of our borrowers, make well agreements and other forms of collateral, rather than lending predominantly against anticipated cash flows of our borrowers. We believe this allows us more options and greater likelihood of repayment from refinancing, asset sales of our borrowers and/or amortization.

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We generally seek to invest in smaller and lower middle-market companies in areas that we believe have been historically under-serviced, especially during and after the 2008/2009 credit crisis. These areas can include industries that are outside the focus of mainstream institutions or investors due to required industry-specific knowledge or are too small to attract interest from larger investment funds or other financial institutions. Because we believe there are fewer banks and specialty finance companies focused on lending to these smaller and lower middle-market companies, we believe we can negotiate more favorable terms on our debt investments in these companies than those that would be available for debt investments in comparable larger, more mainstream borrowers. Such favorable terms may include higher debt yields, lower leverage levels, more significant covenant protection and/or greater equity grants than typical of other transactions.

As a business development company, we are required to meet regulatory tests, including the requirement to invest at least 70% of our gross assets in “qualifying assets.” Qualifying assets generally include, among other things, securities of “eligible portfolio companies.” “Eligible portfolio companies” generally include U.S. companies that are not investment companies and that do not have securities listed on a national exchange. See “Regulation as a Business Development Company” in the accompanying prospectus. We may also borrow funds to make investments. In addition, we have elected to be treated for federal income tax purposes as a regulated investment company, or “RIC,” under Subchapter M of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. See “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus.

The Investment Adviser

We are managed by Full Circle Advisors, whose investment team members have an average of approximately 20 years of experience financing and investing in smaller and lower middle-market companies. Full Circle Advisors is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Full Circle Advisors’ investment committee also presently manages Full Circle Funding, LP, a specialty lender serving smaller and lower middle -market companies. The investment committee has to date originated approximately $ million in loans and investments in distinct borrowers since inception of Full Circle Funding, LP in 2005 and through activities at Full Circle Advisors since August 2010.The existing investment funds managed by Full Circle Funding, LP, which currently consist of the Legacy Funds, have been fully committed and are no longer making investments in new opportunities. The Legacy Funds are expected to be wound down as their remaining investments mature. Full Circle Funding, LP and other affiliates of our investment adviser may manage other funds and accounts in the future.

We benefit from the proven ability of our investment adviser’s investment committee to identify attractive investment opportunities, conduct diligence on and value prospective investments, negotiate terms, secure collateral against our loans and manage and monitor a diversified portfolio of those investments. Our investment adviser’s investment committee members have broad investment backgrounds, with prior experience at investment banks, commercial banks, unregistered investment funds and other financial services companies, and have collectively developed a broad network of contacts to provide us with our principal source of investment opportunities.

Our investment adviser is controlled and led by John E. Stuart, our President and Chief Executive Officer. Mr. Stuart is assisted by Stephen J. Healey, Lawrence Chua, and Crandall Deery, who each serve as a Vice President of Full Circle Advisors. We consider Messrs. Stuart, Healey, Chua, and Deery to be Full Circle Advisors’ investment committee.

Business Strategy

Our investment objective is to generate both current income and capital appreciation through debt and equity investments. We have adopted the following business strategies to achieve our investment objective:

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•	Deliver Flexible Financing Solutions. We believe our ability to provide a broad range of flexible debt financing solutions to smaller and lower middle-market companies sets us apart from other capital providers. We offer to our portfolio companies debt financing facilities that, combined with our ability to recognize the underlying value and security of diverse types of traditional and non-traditional asset-based collateral, we believe allows us to provide flexible facilities to fit the capital requirements of each borrower. We believe that our focus on providing senior secured and stretch senior loans provides a more efficient and less complicated capital structure and source of capital for borrowers. We also believe that it maximizes our control of and exposure to asset-based collateral coverage as security for our loans, thereby greatly reducing our risk of possible losses due to deterioration in a borrower’s performance.

•	Target Smaller and Lower Middle-Market Companies. We generally provide capital to our portfolio companies for growth capital, acquisition financing and refinancing of existing debt facilities. We believe our target portfolio companies are generally involved in industries or markets that are under-followed or serviced because they are either less visible to mainstream institutions or investors, or are too small or localized for larger financial institutions or larger funds, particularly those that lack the requisite industry-specific knowledge and expertise. We believe there have historically been fewer banks and finance companies focused on lending to these types of smaller and lower middle -market companies. As a result, we believe we can negotiate terms on loans to these types of companies that generally possess better risk-adjusted return profiles than terms on loans to larger, more mainstream companies. Such favorable terms may include higher debt yields, lower leverage levels, more significant covenant protection and/or greater equity grants than typical of transactions involving larger companies. We generally seek to avoid competing directly with other capital providers with respect to specific transactions in order to avoid the less favorable terms we believe are typically associated with such competitive bidding processes.

•	Focus on Senior Secured Lending and Structuring of Investments to Minimize Risk of Loss. We seek to structure our loan investments on a favorable loan-to -value (“LTV”) exposure based on underlying collateral or enterprise value with high cash yields, cash origination fees, low leverage levels and strong investment protections. We generally seek to protect against risk of loss on our debt investments by securing most of our loans against a significant level of tangible or intangible assets of our borrowers, obtaining a favorable LTV ratio or other financial protections or credit enhancements, rather than lending predominantly against anticipated cash flows of borrowers. We believe this provides us with more options and a greater likelihood of repayment from both cash flow and/or asset sales.

•	Structure Loans with Superior Security and Asset Protection. Our loan instruments and documentation focus on favorable lender protections with security over the collateral, financial and other covenants and rigorous reporting requirements on behalf of our borrowers. We monitor covenant and other loan compliance on a monthly and quarterly basis and personnel from our investment adviser will have periodic field exams performed at the borrower level. We utilize both term debt and revolving loan structures and, accordingly, often seek to maintain control of our borrowers’ cash receipts from revenues as additional security for our positions. As of , 201 , we had, or had the ability to institute, lockbox or dominion of cash, or account control agreements, on all of the borrowers in our portfolio. Such amounts are not inclusive of our holdings of United States Treasury Bills. In addition, we may seek credit enhancements, such as personal guarantees from a borrower’s principal owners or “make well” features to provide us with additional equity in the event of underperformance. We may also seek a pledge of stock or other assets from a borrower or its operating subsidiaries.

•	Pursue Attractive Risk Adjusted Returns. As of , 201 , the weighted average annualized yield of the debt investments comprising our portfolio was approximately %. In the future, a component of our interest may be in the form of payment-in -kind, or “PIK,” interest. PIK interest represents contractually deferred interest added to the loan balance that is generally due at the end of the loan term and recorded as interest income on an accrual basis to the extent such amounts are expected to be collected. For additional information regarding PIK interest and related risks, see “Risk Factors — Risks Relating to Our Business and Structure — We may have difficulty paying our required distributions if we recognize income before or without receiving cash representing such income.” As of , 201 , % of our debt portfolio at fair value, excluding United States Treasury Bills, consisted of debt securities and asset-based revolving lines of credit for which issuers were not required to make principal payments until the maturity of such debt securities, which could result in a substantial loss to us if such issuers are unable to refinance or repay their debt at maturity. The individual debt investments from distinct borrowers, included in our portfolio, averaged a LTV ratio of approximately % as of , 201 (i.e., each $ of loan value outstanding is secured by $100 of collateral value). Although it is subject to fluctuation, we believe this LTV ratio, which measures the aggregate amount of our loan positions against the aggregate amount of primary collateral value pledged by our borrowers as security against our loans, reflects the relative strength of the debt investments comprising our portfolio. Finally, our debt investments are designed to have strong protections beyond repayment from cash flow and asset liquidation coverage, including default penalties, information rights, and affirmative, negative and financial covenants, such as lien protection and prohibitions against change of control. We believe this level of collateral protection helps minimize against the risk of loss, even if a loan goes into default.

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•	Leveraging the Skill, Experience and Resources of Full Circle Advisors’ Investment Committee. Full Circle Advisors’ investment committee members have an average of approximately 20 years of experience financing and investing in smaller and lower middle -market companies. The investment committee members have broad investment and operational backgrounds, with prior experience at specialty finance companies, investment management firms, private equity investment funds, investment banks and other financial services companies. We believe their expertise in analyzing, valuing, structuring, negotiating, closing, monitoring and restructuring transactions should provide us with a competitive advantage by allowing us to consider customized financing solutions and non-traditional and complex structures. We believe this experience should also be valuable when we have to work with stressed and distressed credits.

•	Balanced Investing Across Industries with Expertise. While we seek to maintain a portfolio of investments that is appropriately balanced among various companies, industries, geographic regions and end markets, we focus our investing activities on certain areas that we believe maintain favorable asset coverage positions, including the media, communications and business services industries. We believe that the stable, long term asset values that may be found in many of the industries in which we invest can provide us with significant collateral protection on our loans, in contrast to taking some of the risks of repayment attendant to relying exclusively on a borrower’s current cash flows. Going forward, we intend to seek to maintain a balanced portfolio to mitigate the potential effects of negative economic events for particular companies, regions and industries.

•	Capitalize on Strong Transaction Sourcing Network. Our investment adviser’s investment committee seeks to leverage their extensive network of referral sources for investments in smaller and lower middle -market companies. We believe through their prior investment experience, the investment committee members have collectively developed a reputation in our target market and in the industries in which we invest as a responsive, efficient and reliable source of flexible financing.

•	Employ Disciplined Underwriting Policies and Rigorous Portfolio Management. We directly originate most of our investments, which, in our experience, generally allows us to pursue a more rigorous due diligence examination of the investments than if we invest as part of a lending syndicate led by others. Our investment adviser’s investment committee has developed an extensive underwriting due diligence process which includes a review of the prospects, competitive position, financial performance and industry dynamics of each potential portfolio company. In underwriting a potential borrower, they engage in a variety of quantitative and qualitative stress tests, and analyze our ability to successfully liquidate a favorable collateral package underlying a loan in the event of default. These processes continue during the portfolio monitoring process, when our investment adviser will, depending on the borrower, analyze monthly and/or quarterly financial statements versus the previous periods and year, review financial projections, conduct field examinations, meet with management, attend board meetings, review all compliance certificates and covenants and regularly assess the financial and business conditions and prospects of borrowers.

Market Opportunity

We believe that the current credit environment provides favorable opportunities to achieve attractive risk-adjusted returns on the types of asset-based senior secured loans we target. In particular, we believe that demand for financing from smaller to lower middle-market companies is largely outpacing the availability of lenders that have traditionally served this market. While this has traditionally been an underserved market, we believe the supply-demand imbalance of loans to smaller borrowers was exacerbated by the credit crisis in 2008/2009, and has not fully recovered. We believe that bank consolidations, the failure of a number of alternative lending vehicles due to poor underwriting practices and an overall tightening of underwriting standards has significantly reduced the number and activity level of potential lenders.

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Thus we believe that the current credit markets combined with certain long term trends associated with lending to smaller and lower middle -market companies provide the ideal market environment.

•	Competitive Edge and Skill Set. Our core strength of providing efficient and flexible lending solutions to smaller and lower middle-market companies requires a market approach and skill set that we believe is generally not found in larger or more localized regional lenders. We believe that many of the companies we target operate in industries that are less visible or too specialized for larger mainstream institutions or investors, or alternatively, require too little funding or are too localized for larger financial institutions to consider, particularly in cases where those institutions lack the requisite industry-specific knowledge and expertise. From 1992 through 2011, loan composition for banks sized greater than $1 billion in assets showed a decline of commercial and industrial loans from 30% of net loans to 20% of net loans while real estate lending grew from 39% of net loans to 52% of net loans. Accordingly, we believe that many potential competitive bank lenders lack the personnel or lending experience required to address the strong market demand for commercial and industrial lending.

The January 2013 Senior Loan Officer Opinion Survey on Bank Lending Practices reported that larger domestic banks noted stronger demand for loans during the fourth quarter of 2012. In the January survey, it was reported that modest fractions of domestic banks reported having eased their standards across major loan categories during the fourth quarter. However, bankers’ easing of standards is more popular among their larger clients than it is with smaller ones. While 19% of respondents said they were easing terms on the maximum size of credit lines to large and middle-market firms (annual sales of $50 million or more), only 9% of respondents said they were doing the same for small firms (defined as those with annual sales of less than $50 million) and the remaining respondents reported no change. Regarding the costs of credit lines, more than one-third of respondents reported easing terms to borrowers, while less than a quarter of respondents reported doing the same for small firms and the remaining respondents reported no change. Banks’ general reticence to loosen terms to smaller firms remains despite the fact that respondents’ answers for the outlook for asset quality revealed that moderate to large fractions of banks expect improvements in credit quality in most major loan categories.

The report also stated that domestic banks indicated that demand for business loans had strengthened, and they continued to report a rise in the number of inquiries from potential business borrowers, of all sizes, regarding new or increased credit lines. At the same time, U.S. branches and agencies of foreign banks, which mainly lend to businesses, reported little change in their lending standards, while demand for their loans was reportedly stronger on net. Additionally, the report stated that a majority of domestic banks have recently reported strong demand for commercial and industrial loans due to increases in customers’ funding needs related to inventories, accounts receivable, investment in plans or equipment and mergers and acquisitions. We believe these bank lending market conditions will continue to exacerbate existing funding gaps for firms comprising our target market. Additionally, we believe our strengths include the ability to originate, underwrite and manage a more labor intensive portfolio consisting of debt investments in smaller companies, and to perform due diligence and manage portfolio activities on an ongoing basis.

•	Strong Demand For Capital Coupled with Fewer Providers. We believe there has long been a combination of demand for capital and an underserved market for capital addressing smaller and lower middle -market borrowers. Further, we believe the supply-demand imbalance of smaller borrowers to lenders serving that market was exacerbated by the credit crisis in 2008/2009, and has not fully recovered. We believe there is robust demand for continued growth capital as well as demand from very significant refinancing requirements of many borrowers as debt facilities come due, given the lack of willing and qualified capital providers. We believe these market conditions have been further exacerbated in the current environment due to:

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o	larger lenders exiting this market to focus on larger investment opportunities which are more appropriate for their operating cost structures;
o	the elimination of many specialized lenders from the market due to lack of capital as a result of, for instance, the closing off of the securitization market or their own poor performance; and
o	the need for certain capital providers to reduce lending activities due to their reduced access to capital and the overall deleveraging of the financial market.

With the decreased availability of debt capital for smaller to lower middle-market borrowers, combined with the significant demand for refinancing, we believe there are increased lending opportunities for us.

•	More Conservative Deal Structures. As a result of, and in the aftermath of, the recent credit crisis, we believe lenders are mandating less leverage, more equity and tighter loan covenants than what had previously been customary. We believe that lower purchase prices for assets and lower debt multiples, combined with greater equity cushions beneath loans, allows for greater cash flow for debt service, creating faster loan repayments despite overall higher debt costs to borrowers. We believe this aspect provides considerable cushion against underperformance and default of borrowers as well as faster de-risking of loan positions as credit statistics improve over the term of the loan facilities.

•	Attractive Return Profile. We believe the reduced access to, and reduced availability of, debt capital has decreased competition in smaller to lower middle-market lending which had already become less competitive and more fragmented prior to the credit crisis, resulting in a better market for loan pricing. We believe that the withdrawal of many traditional senior lenders from the market, combined with reduced advance rates and leverage levels, allows for stretch senior lenders to charge rates that typically reflect mezzanine or subordinated structures for entire facilities, while maintaining first lien senior secured positions over the loan collateral provided by the borrowers. Our investment adviser’s investment committee has experienced this attractive return environment since the onset of the credit crisis in 2009, when transactions originated by them saw increased returns from interest and fees charged, as well as more meaningful warrant participations.

Recent Developments

[ ]

Our Corporate Information

Our headquarters are located at 800 Westchester Ave., Suite S-620, Rye Brook, New York 10573 and our telephone number is (914) 220-6300.

Summary Risk Factors

The value of our assets, as well as the market price of our securities, will fluctuate. Our investments may be risky, and you may lose all or part of your investment in us. Investing in our securities involves other risks, including those discussed under the caption “Risk Factors” beginning on page [ ] of the accompanying prospectus. In addition, the other information included in this prospectus supplement and the accompanying prospectus contains a discussion of factors you should carefully consider before deciding to invest in our securities. Some of these risks include:

•	The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness we may incur;

•	The Notes will be subordinated structurally to the indebtedness and other liabilities of our subsidiaries;

•	The indenture governing the Notes will contain limited protection for holders of the Notes;

•	An active trading market for the Notes may not develop, which could limit the market price of the Notes or your ability to sell them;

•	The optional redemption provision may materially adversely affect your return on the Notes;

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•	We have a limited operating history as a business development company;

•	We are dependent upon Full Circle Advisors’ investment team for our future success;

•	We operate in a highly competitive market for investment opportunities;

•	Our incentive fee structure and the formula for calculating the management fee may incentivize Full Circle Advisors to pursue speculative investments, use leverage when it may be unwise to do so, or refrain from delevering when it would otherwise be appropriate to do so;

•	A general increase in interest rates will likely have the effect of making it easier for our investment adviser to receive incentive fees, without necessarily resulting in an increase in our net earnings;

•	Our portfolio may lack diversification among portfolio companies which may subject us to a risk of significant loss if one or more of these companies defaults on its obligations under any of its debt instruments;

•	Our portfolio may be concentrated in a limited number of industries, which may subject us to a risk of significant loss if there is a downturn in a particular industry in which a number of our investments are concentrated;

•	Investing in smaller and lower middle-market companies involves a high degree of risk and our financial results may be affected adversely if one or more of our significant portfolio investments defaults on its loans or fails to perform as we expect;

•	The lack of liquidity in our investments may adversely affect our business;

•	An extended continuation of the disruption in the capital markets and the credit markets could impair our ability to raise capital and negatively affect our business;

•	Regulations governing our operation as a business development company affect our ability to raise additional capital and the way in which we do so. As a business development company, the necessity of raising additional capital may expose us to risks, including the typical risks associated with leverage;

•	We borrow money, which magnifies the potential for gain or loss on amounts invested and increases the risk of investing in us;

•	An inability to raise capital or access debt financing could negatively affect our business;

•	To the extent we use debt to finance our investments, changes in interest rates will affect our cost of capital and net investment income;

•	There will be uncertainty as to the value of our portfolio investments;

•	We may experience fluctuations in our quarterly results;

•	We will become subject to corporate-level income tax on all of our income if we are unable to qualify as a RIC under Subchapter M of the Code, which would have a material adverse effect on our financial performance; and

[Insert other Risk Factors applicable to debt securities.]

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SPECIFIC TERMS OF OUR NOTES AND THE OFFERING

This prospectus supplement sets forth certain terms of the Notes that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to the back of this prospectus supplement. This section outlines the specific legal and financial terms of the Notes. You should read this section together with the more general description of the Notes in the accompanying prospectus under the heading “Description of Our Debt Securities” before investing in the Notes. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus.

Issuer	Full Circle Capital

Title of the securities	% [Insert ranking/conversion information] Notes due

Initial aggregate principal amount being offered	$

Overallotment option	The underwriters may also purchase from us up to an additional $ aggregate principal amount of Notes to cover overallotments, if any, within days of the date of this prospectus supplement.

Initial public offering price	% of the aggregate principal amount

Principal payable at maturity	% of the aggregate principal amount; the principal amount of each Note will be payable on its stated maturity date at the office of the Paying Agent, Registrar and Transfer Agent for the Notes or at such other office in [ ] as we may designate.

Type of Note	[Fixed/Floating] rate note

Interest rate	% per year

Day count basis	360-day year of twelve 30-day months

Original issue date

Stated maturity date

Date interest starts accruing

Interest payment dates	Each , , and , commencing , . If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

Interest periods	The initial interest period will be the period from and including , to , but excluding, the initial interest payment date, and the subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be.

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Record dates for interest	Each , , and , commencing ,

[Additional Amounts Payable	List any additional amounts payable in respect of any tax, assessment or governmental charge.]

[Conversion/Exchange	List any provisions for convertibility or exchangeability of the debt securities into or for any other securities.]

Specified currency	U.S. Dollars

Place of payment	New York City

Ranking of Notes	The Notes will be our direct [un]secured obligations and will rank:

• pari passu, (meaning equally in right of payment), with our other outstanding and future senior [un]secured indebtedness, including [ ];

•

senior to any of our future indebtedness that expressly provides it is subordinated to the Notes; structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries, financing vehicles or similar facilities[, including ]. Currently none of our indebtedness is subordinated to the Notes. We do not currently intend to issue indebtedness that expressly provides that it is subordinated to the Notes.

•

effectively subordinated to all our existing and future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness, including without limitation, the $[ ] million of borrowings under our credit facilities which, as of           , equals approximately $       ; and

•

structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries which, as of           , equals approximately $       , including without limitation, the indebtedness of Full Circle Capital Corporation and its subsidiaries.

[Collateral	Our obligations with respect to the Notes and the performance of all of our other obligations under the indenture governing the Notes will be secured equally and ratably with our obligations under any other pari passu, (meaning equally in right of payment), debt by a [first/second] priority security interest over [describe assets over which security is being granted].]

Denominations	We will issue the Notes in denominations of $ and integral multiples of $ in excess thereof.

Business day	Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are authorized or required by law or executive order to close.

Optional redemption	The Notes may be redeemed in whole or in part at any time or from time to time at our option on or after , , upon not less than days nor more than days written notice by mail prior to the date fixed for redemption thereof, at a redemption price of $ per Note plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to but not including the date fixed for redemption.

You may be prevented from exchanging or transferring the Notes when they are subject to redemption even if the Notes are listed on an exchange. In case any Notes are to be redeemed in part only, the redemption notice will provide that, upon surrender of such Note, you will receive, without a charge, a new Note or Notes of authorized denominations representing the principal amount of your remaining unredeemed Notes. In case any Notes are to be redeemed in part only, the redemption notice will provide that, upon surrender of such Note, you will receive, without a charge, a new Note or Notes of authorized denominations representing the principal amount of your remaining unredeemed Notes. The new Note or Notes issued will have the same terms as the old Note that was redeemed in part, with the exception that the principal amount will be reduced by the redemption amount.

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Any exercise of our option to redeem the Notes will be done in compliance with the 1940 Act, to the extent applicable.
If we redeem only some of the Notes, the Trustee will determine the method for selection of the particular Notes to be redeemed, in accordance with the 1940 Act, to the extent applicable. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.

Sinking fund	The Notes will not be subject to any sinking fund. No amounts will be set aside for the express purpose of repayment of principal and any unpaid interest on the Notes, and repayment of the Notes will depend upon the financial condition of us and our subsidiaries as of the maturity date of the Notes.

Repayment at option of Holders	Holders will not have the option to have the Notes repaid prior to the stated maturity date.

Defeasance	The Notes are subject to defeasance by us. “Defeasance” means that, by depositing with a trustee an amount of cash and/or government securities sufficient to pay all principal and interest, if any, on the Notes when due and satisfying any additional conditions required under the indenture and the Notes, we will be deemed to have been discharged from our obligations under the Notes.

Covenant defeasance	The Notes are subject to covenant defeasance by us. In the event of a “covenant defeasance,” upon depositing such funds and satisfying conditions similar to those for defeasance we would be released from certain covenants under the indenture relating to the Notes. The consequences to the holders of the Notes would be that, while they would no longer benefit from certain covenants under the indenture, and while the Notes could not be accelerated for any reason, the holders of Notes nonetheless effectively would be guaranteed to receive the principal and interest owed to them.

Form of Notes	The Notes will be represented by global securities that will be deposited and registered in the name of The Depository Trust Company, or DTC, or its nominee. Except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations which are participants in DTC.

Trustee, Paying Agent, Registrar and Transfer Agent	[ ]

[Other covenants	In addition to the covenants described in the prospectus attached to this prospectus supplement, the following covenants shall apply to the Notes:]

• The indenture under which the Notes will be issued offers limited protection to holders of the Notes. The terms of the indenture and the Notes do not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have a material adverse impact on your investment in the Notes. In particular, the terms of the indenture and the Notes will not place any restrictions on our or our subsidiaries’ ability to:

•

[issue securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Notes, (2) any indebtedness or other obligations that would be secured and [therefore] rank [effectively] senior in right of payment to the Notes to the extent of the values of the assets securing such debt, (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and [which therefore] is structurally senior to the Notes and (4) securities, indebtedness or obligations issued or incurred by our subsidiaries that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the Notes with respect to the assets of our subsidiaries;

• pay dividends on, or purchase or redeem or make any payments in respect of, capital stock or other securities ranking junior in right of payment to the Notes;

• sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);

• enter into transactions with affiliates;

• create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;

• make investments; or

• create restrictions on the payment of dividends or other amounts to us from our subsidiaries.]

In addition, the terms of the indenture and the Notes do not protect holders of the Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow or liquidity except as required by the 1940 Act. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes or negatively affecting the trading value of the Notes. Certain of our current debt instruments include more protections for their holders than the indenture and the Notes. In addition, other debt we issue or incur in the future could contain more protections for its holders than the indenture and the Notes, including additional covenants and events of default. The issuance or incurrence of any such debt with incremental protections could affect the market for and trading levels and prices of the Notes.

• We agree that for the period of time during which the Notes are outstanding, we will not violate (regardless of whether we are subject to) Section 18(a)(1)(A) as modified by Section 61(a)(1) of the 1940 Act or any successor provisions, whether or not we continue to be subject to such provisions of the 1940 Act, but giving effect, in either case, to any exemptive relief granted to us by the SEC. Currently, these provisions generally prohibit us from making additional borrowings, including through the issuance of additional debt securities, unless our asset coverage, as defined in the 1940 Act, equals at least 200% after such borrowings. See “Risk Factors — Risks Relating to our Business and Structure — Pending legislation may allow us to incur additional leverage.”

• If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the Trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable U.S. GAAP. We will not provide any other information or reports required by Sections 13 or 15(d) to the holders of Notes or the trustee.

[Listing	We intend to list the Notes on within days of the original issue date.]

Use of Proceeds	We intend to use the net proceeds from this offering for general corporate purposes, which may include investing in new portfolio companies in accordance with our investment objective and strategies described in this prospectus, the repayment of outstanding indebtedness, acquisitions and for other general working capital purposes. Pending these uses, we will invest such net proceeds primarily in cash, cash equivalents, and U.S. government securities or other high-quality debt investments that mature in one year or less consistent with our business development company election and our election to be taxed as a RIC, at yields significantly below those we expect to earn on our other portfolio investments. The management fee payable by us to our investment adviser will not be reduced while our assets are invested in these temporary investments. See “Use of Proceeds.”

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Global Clearance and Settlement Procedures	Interests in the Notes will trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. None of the issuer, the Trustee or the paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

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RISK FACTORS

Investing in our securities involves a number of significant risks. Before you invest in our securities, you should be aware of various risks, including those described below and those set forth in the accompanying prospectus. You should carefully consider these risk factors, together with all of the other information included in this prospectus supplement and the accompanying prospectus, before you decide whether to make an investment in our securities. The risks set out below are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us may also impair our operations and performance. If any of the following events occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. In such case, our net asset value and the trading price of our securities could decline, and you may lose all or part of your investment. The risk factors described below, together with those set forth in the accompanying prospectus, are the principal risk factors associated with an investment in us as well as those factors generally associated with an investment company with investment objectives, investment policies, capital structure or trading markets similar to ours.

[The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness we may incur.

The Notes will not be secured by any of our assets or any of the assets of our subsidiaries. As a result, the Notes are effectively subordinated to any secured indebtedness we or our subsidiaries have outstanding as of the date of this prospectus supplement or that they may incur in the future (or any indebtedness that is initially unsecured to which we subsequently grant security) to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness and the secured indebtedness of our subsidiaries may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors, including the holders of the Notes. As of [ ], we had $[ ] million in outstanding indebtedness that is senior to the Notes. Certain amounts of this indebtedness are secured by certain of our assets and the indebtedness thereunder is therefore effectively senior to the Notes to the extent of the value of such assets.]

The Notes will be subordinated structurally to the indebtedness and other liabilities of our subsidiaries.

The Notes are obligations exclusively of Full Circle Capital. and not of any of our subsidiaries. None of our subsidiaries is a guarantor of the Notes. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors, including trade creditors, and holders of preferred stock, if any, of our subsidiaries will have priority over our claims (and therefore the claims of our creditors, including holders of the Notes) with respect to the assets of such subsidiaries. Even if we were recognized as a creditor of one or more of our subsidiaries, our claims would still be effectively subordinated to any security interests in the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to our claims. Consequently, the Notes will be subordinated structurally to all indebtedness and other liabilities, including trade payables, of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish as financing vehicles or otherwise. All of the existing indebtedness of our subsidiaries would be structurally senior to the Notes. In addition, our subsidiaries may incur substantial additional indebtedness in the future, all of which would be structurally senior to the Notes.

The indenture governing the Notes will contain limited protection for holders of the Notes.

The indenture governing the Notes offers limited protection to holders of the Notes. The terms of the indenture and the Notes do not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have an adverse impact on your investment in the Notes. In particular, the terms of the indenture and the Notes will not place any restrictions on our or our subsidiaries’ ability to:

•	[issue securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Notes, (2) any indebtedness or other obligations that would be secured and [therefore] rank [effectively] senior in right of payment to the Notes to the extent of the values of the assets securing such debt, (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and [which therefore] is structurally senior to the Notes and (4) securities, indebtedness or obligations issued or incurred by our subsidiaries that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the Notes with respect to the assets of our subsidiaries;

16

•	pay dividends on, or purchase or redeem or make any payments in respect of, capital stock or other securities ranking junior in right of payment to the Notes;
•	sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);
•	enter into transactions with affiliates;
•	create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;
•	make investments; or
•	create restrictions on the payment of dividends or other amounts to us from our subsidiaries.]

In addition, the terms of the indenture and the Notes do not protect holders of the Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow or liquidity except as required by the 1940 Act.

Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes or negatively affecting the trading value of the Notes.

Certain of our current debt instruments include more protections for their holders than the indenture and the Notes. In addition, other debt we issue or incur in the future could contain more protections for its holders than the indenture and the Notes, including additional covenants and events of default. The issuance or incurrence of any such debt with incremental protections could affect the market for and trading levels and prices of the Notes.

An active trading market for the Notes may not develop, which could limit the market price of the Notes or your ability to sell them.

The Notes are a new issue of debt securities for which there currently is no trading market. [Although we expect the Notes to be listed on          ,] we cannot provide any assurances that an active trading market will develop for the Notes or that you will be able to sell your Notes. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our credit ratings, general economic conditions, our financial condition, performance and prospects and other factors. The underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the Notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes, that you will be able to sell your Notes at a particular time or that the price you receive when you sell will be favorable. To the extent an active trading market does not develop, the liquidity and trading price for the Notes may be harmed. Accordingly, you may be required to bear the financial risk of an investment in the Notes for an indefinite period of time.

[Insert any additional relevant risk factors not included in base prospectus.]

17

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contains forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our company, our current and prospective portfolio investments, our industry, our beliefs, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus involve risks and uncertainties, including statements as to:

•	our future operating results;

•	our business prospects and the prospects of our portfolio companies;

•	the impact of investments that we expect to make;

•	our contractual arrangements and relationships with third parties;

•	the dependence of our future success on the general economy and its impact on the industries in which we invest;

•	the ability of our portfolio companies to achieve their objectives;

•	our expected financings and investments;

•	the adequacy of our cash resources and working capital; and

•	the timing of cash flows, if any, from the operations of our portfolio companies.

These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:

•	an economic downturn could impair our portfolio companies’ ability to continue to operate, which could lead to the loss of some or all of our investments in such portfolio companies;

•	a contraction of available credit and/or an inability to access the equity markets could impair our lending and investment activities;

•	interest rate volatility could adversely affect our results, particularly if we elect to use leverage as part of our investment strategy;

•	risks associated with possible disruption in our operations or the economy generally due to terrorism or natural disasters; and

•	the risks, uncertainties and other factors we identify in “Risk Factors” in the accompanying prospectus and elsewhere in this prospectus supplement, the accompanying prospectus and in our filings with the SEC.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. Important assumptions include our ability to originate new loans and investments, certain margins and levels of profitability and the availability of additional capital. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus supplement or the accompanying prospectus should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in “Risk Factors” in the accompanying prospectus and elsewhere in this prospectus supplement and the accompanying prospectus. You should not place undue reliance on these forward-looking statements, which apply only as of the respective dates of this prospectus supplement and the accompanying prospectus. However, we will update this prospectus supplement and the accompanying prospectus to reflect any material changes to the information contained herein. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, or the “Securities Act.”

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CAPITALIZATION

The following table sets forth:

•	the actual capitalization of Full Circle Capital at , 20 ; and

•	the pro forma capitalization of Full Circle Capital to reflect the sale of $ aggregate principal amount of Notes in this offering at an assumed public offering price of 100% of par, after deducting the underwriting discounts and commissions of approximately $ payable by us.

This table should be read in conjunction with “Use of Proceeds” included in this prospectus supplement and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and financial statements and notes thereto included in the accompanying prospectus.

As of , 20
	Actual	Pro Forma (1)
	(in thousands)	(in thousands)
Assets:
Cash and cash equivalents	$	$
Investments at fair value	$	$
Other assets	$	$
Total assets	$	$
Liabilities:
Notes payable	$	$
Line of Credit	$	$
Due to Broker	$	$
Other Liabilities	$	$
Total Liabilities	$	$
Stockholders’ equity:
Common stock, par value $0.01 per share; shares authorized, shares issued and outstanding, actual, shares issued and outstanding, as adjusted		$
Capital in excess of par value		$
Total stockholders’ equity		$

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USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of the $           million aggregate principal amount of Notes in this offering will be approximately $           million (or approximately $ million if the underwriters fully exercise their overallotment option), in each case assuming a public offering price of 100% of par, after deducting the underwriting discounts and commissions of $ million (or approximately $           million if the underwriters fully exercise their overallotment option) payable by us and estimated offering expenses of approximately $           million payable by us.

We intend to use the net proceeds from the sale of our securities pursuant to this prospectus for general corporate purposes, which may include investing in new portfolio companies in accordance with our investment objective and strategies described in this prospectus, the repayment of outstanding indebtedness, acquisitions and for other general working capital purposes.

We estimate that it will take months for us to substantially invest the net proceeds of this offering, depending on the availability of attractive opportunities and market conditions. However, we can offer no assurance that we will be able to achieve this goal.

Pending these uses, we will invest such net proceeds primarily in cash, cash equivalents, and U.S. government securities or other high-quality debt investments that mature in one year or less consistent with our business development company election and our election to be taxed as a RIC, at yields significantly below those we expect to earn on our other portfolio investments. The management fee payable by us to our investment adviser may not be reduced while our assets are invested in these temporary investments.

[Describe use of proceeds and include any other relevant information to the extent required to be disclosed by applicable law or regulation.]

20

RATIO OF EARNINGS TO FIXED CHARGES

[Insert information required by Item 503(d) of Regulation S-K at time of offering.]

21

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

[Insert disclosure regarding material federal income tax consequences of an investment in the Notes to the extent required to be disclosed by applicable law or regulation.]

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UNDERWRITING

is acting as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the aggregate principal amount of Notes set forth opposite the underwriter’s name.

Underwriter	Notes

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Notes (other than those covered by the overallotment option described below) if they purchase any of the Notes.

The underwriters propose to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Notes to dealers at the public offering price less a concession not to exceed $           per Note. The underwriting discount of $           per Note is equal to           % of the initial offering price. If all of the Notes are not sold at the initial offering price, the representative may change the public offering price and other selling terms.

The underwriters hold an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional $           aggregate principal amount of the Notes offered hereby at the public offering price. The underwriters may exercise the option solely for the purpose of covering overallotments, if any, in connection with this offering. To the extent such option is exercised, each underwriter must purchase a number of additional Notes approximately proportionate to that underwriter’s initial purchase commitment.

The following table shows the underwriting discounts to be paid to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional Notes. This offering will conform with the requirements set forth in Financial Industry Regulatory Authority Rule 2310. The sum of all compensation to the underwriters in connection with this offering of Notes, including the underwriting discount, will not exceed 10% of the total public offering price of the Notes sold in this offering.

	Per Note	[Without Option	With Option]
Public offering price
Underwriting discount
Proceeds, before expenses, to us

Full Circle Capital and our investment adviser have each agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The Notes are a new issue of securities with no established trading market. We intend to list the Notes on . We expect trading in the Notes on to begin within           days after the original issue date. Currently there is no public market for the Notes.

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Certain underwriters may make a market in the Notes. No underwriter is, however, obligated to conduct market-making activities and any such activities may be discontinued at any time without notice, at the sole discretion of the underwriter. No assurance can be given as to the liquidity of, or the trading market for, the Notes as a result of any market-making activities undertaken by any underwriter. This prospectus supplement is to be used by any underwriter in connection with the offering and, during the period in which a prospectus supplement must be delivered, with offers and sales of the Notes in market-making transactions in the over-the-counter market at negotiated prices related to prevailing market prices at the time of the sale.

In connection with the offering,                      , on behalf of the underwriters, may purchase and sell Notes in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of Notes in excess of the number of Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of Notes made in an amount up to the number of Notes represented by the underwriters’ overallotment option. In determining the source of Notes to close out the covered syndicate short position, the underwriters will consider, among other things, the price of Notes available for purchase in the open market as compared to the price at which they may purchase Notes through the overallotment option. Transactions to close out the covered syndicate short position involve either purchases of Notes in the open market after the distribution has been completed or the exercise of the overallotment option. The underwriters may also make “naked” short sales of Notes in excess of the overallotment option. The underwriters must close out any naked short position by purchasing Notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of Notes in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of Notes in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when                                 repurchases Notes originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of Notes. They may also cause the price of Notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the                      , or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our portion of the total expenses of this offering, excluding the underwriting discounts, will be approximately $                      .

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representative may agree to allocate a number of Notes to underwriters for sale to their online brokerage account holders. The representative will allocate Notes to underwriters that may make Internet distributions on the same basis as other allocations. In addition, Notes may be sold by the underwriters to securities dealers who resell Notes to online brokerage account holders.

Certain underwriters may perform investment banking and advisory services for us, our investment adviser and our affiliates from time to time, for which they receive customary fees and expenses. Certain underwriters may, from time to time, engage in transactions with or perform services for us, our investment adviser and our affiliates in the ordinary course of business.

[Additional Underwriter Compensation

[to be provided as applicable]]

The principal business address of is .

24

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Sutherland Asbill & Brennan LLP, Washington, DC. Certain legal matters in connection with the offering will be passed upon for the underwriters by           .

EXPERTS

The financial statements as of and            and            for each of the two years in the period ended included in the accompanying prospectus and this prospectus supplement have been so included in reliance on the report of [  ], an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form N-2 together with all amendments and related exhibits under the Securities Act. The registration statement contains additional information about us and the securities being offered by this prospectus supplement and the accompanying prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You can inspect any materials we file with the SEC, without charge, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The information we file with the SEC is available free of charge by contacting us at Full Circle Capital Corporation, 800 Westchester Ave., Suite S-620, Rye Brook, New York 10573, by telephone at (914) 220-6300, or on our website at http://www.fccapital.com. The SEC also maintains a website that contains reports, proxy statements and other information regarding registrants, including us, that file such information electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov. Information contained on our website or on the SEC’s web site about us is not incorporated into this prospectus supplement or the accompanying prospectus and you should not consider information contained on our website or on the SEC’s website to be part of this prospectus supplement or the accompanying prospectus.

25

$ [  ]

Full Circle Capital Corporation

% [Insert ranking/conversion information] Notes Due [ ]

PRELIMINARY PROSPECTUS SUPPLEMENT

, 20

26